UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 10, 2010

EQUINIX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-31293	77-0487526
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

301 Velocity Way, 5th Floor

Foster City, California 94404

(650) 513-7000

(Addresses of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into A Material Definitive Agreement

On March 10, 2010, Equinix Australia Pty Ltd., Equinix Hong Kong Limited, Equinix Singapore Pte. Ltd., Equinix Pacific Pte. Ltd and Equinix Japan K.K. (all indirect, wholly owned subsidiaries of Equinix, Inc. (“Equinix”) and, collectively, the “Borrowing Group”) entered into a multi-currency credit facility agreement for approximately $170,000,000 in local currency equivalents (the “Facility”) with DBS Bank Ltd., ING Bank, N.V., Singapore Branch, The Royal Bank of Scotland N.V. and GE Commercial Finance (Hong Kong) Ltd., as Joint Mandated Lead Arrangers and as Joint Mandated Bookrunners (the “JMLAs”) and The Royal Bank of Scotland N.V., as Facility Agent.

The Facility has a five-year term, and consists of two tranches. The first tranche is available for immediate drawing upon satisfaction of certain conditions precedent under the Facility and will be used to refinance existing secured loans within the Borrowing Group. The second tranche provides for a delayed draw option of up to 24 months following the signing date of the Facility. The Facility carries an initial borrowing margin of 3.50% over the local borrowing rates for the first 12 months and provides for a reduction to a margin of 2.50% over the local borrowing rates depending on the leverage ratio within the Borrowing Group. The Facility contains financial covenants with which the Borrowing Group must comply, which consist of leverage ratios, an interest expense coverage ratio and a debt service coverage ratio. The Facility will be guaranteed by Equinix and secured by certain of the Borrowing Group’s assets and share pledges.

The Facility will be used to refinance existing term loan facilities with ABN AMRO Bank, N.V. and DBS Bank Ltd., and to fund ongoing and future capital expansion requirements in the Asia Pacific region.

Following syndication efforts by the JMLAs, additional lenders may join the Facility and the size of the Facility may be increased.

DBS Bank Ltd. and The Royal Bank of Scotland N.V. are currently lenders to entities within the Borrowing Group under existing credit facility agreements.

Equinix is also currently negotiating the repayment of certain of its secured debt globally. In connection therewith, Equinix has entered into a non-binding agreement to repay a $110,000,000 loan with lender SFT I, Inc.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-balance Sheet Arrangement of a Registrant

Please refer to the description of the Facility disclosed in Item 1.01 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUINIX, INC.

DATE: March 16, 2010	By:	/s/ KEITH D. TAYLOR
Keith D. Taylor
Chief Financial Officer